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                                                                   EXHIBIT 10.20

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement ("Agreement") is entered into and shall be effective as of April 1, 2002 between INSIGHT ENTERPRISES, INC., a Delaware corporation ("Company"), and ERIC J. CROWN ("Executive").

                                 R E C I T A L S

A. Executive has been employed by Company pursuant to an Employment Agreement entered into on March 31, 1998 to be effective as of July 1, 1997 (the "1997 Employment Agreement"). Initially, Executive was serving as Company's CEO. On May 31, 2001, Executive's title became Vice President and Chairman of the Board and the CEO position was assumed by another officer of Company.

B. Effective as of April 1, 2002, the parties wish to amend the 1997 Employment Agreement by replacing it with this Amended and Restated Employment Agreement for all purposes.

NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

1. AMENDMENT AND RESTATEMENT.

Effective as of April 1, 2002, the 1997 Employment Agreement is amended and replaced by this Agreement for all purposes. The consideration for such amendment and replacement is solely as stated in this Agreement and neither party shall have any further rights or duties under the 1997 Employment Agreement.

1A. TERM OF AGREEMENT.

      Executive shall be employed by Company for the duties set forth in Section 2 for a two-year term, commencing as of April 1, 2002 and ending on March 31, 2004 (the "Term"), unless sooner terminated in accordance with the provisions of this Agreement. The period of time commencing as of the date hereof and ending on the effective date of the termination of employment of Executive under this or any successor Agreement shall be referred to as the "Employment Period." After the expiration of the two-year term of this Agreement, it may be extended only by mutual written agreement of the parties. However, if the Term is not extended at the end of the Term, all then-unvested stock options and restricted stock held by Executive shall vest.

2. POSITION AND DUTIES.

      (a) JOB DUTIES. Company does hereby employ, engage and hire Executive and Executive does hereby accept and agree to such employment, engagement, and hiring. Executive will report to Company's CEO. It is contemplated that Executive will be involved in all potential acquisitions contemplated by Company and specific projects relating to Company's completed acquisitions, strategic planning and other key initiatives as may be assigned to him from time to time by Company's CEO and reasonably accepted by Executive, and that Executive will not have any other specific duties or any persons reporting to him. Executive will devote such time as Company's Board of Directors (the "Board") or CEO shall reasonably determine; provided that such devotion of time shall not be materially different from Executive's devotion of time at the date of this Agreement, reasonable absences because of illness, personal and family exigencies excepted. Effective immediately, Executive hereby resigns from all officer positions with Company, other than Chairman of the Board, and from all officer or board of director positions with any of Company's affiliates.

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       (b) BEST EFFORTS. Executive agrees that at all times during the
Employment Period he will faithfully, and to the best of his ability, experience and talents, perform the duties that may be required of and from him and fulfill his responsibilities hereunder pursuant to the express terms hereof. Executive's ownership of, or participation (including any board memberships) in, any entity (other than Company) must be disclosed to the Board; provided, however, that Executive need not disclose any equity interest held in any public company or any private company that is not engaged in a competing business as defined in
Section 10 of this Agreement when such interest constitutes less than 5% of the issued and outstanding equity of such public or private company.

3. COMPENSATION AS AN EMPLOYEE.

      (a) BASE SALARY. Company shall pay Executive a "Base Salary" in consideration for Executive's services to Company at the rate of $250,000 per annum. The Base Salary shall be payable as nearly as possible in equal semi-monthly installments or in such other installments as are customary from time to time for Company's executives. The Base Salary may be adjusted from time to time in accordance with the procedures established by Company for salary adjustments for executives, provided that the Base Salary shall not be reduced.

      (b) INCENTIVE COMPENSATION. Executive shall also be permitted to participate in such incentive compensation plans as adopted by the Board from time to time. During the Employment Period, the Executive shall be entitled to an incentive bonus, calculated and payable quarterly, equal to 0.75% of the Company's "net earnings" provided that the Company's net earnings exceed the Minimum Amount for the applicable fiscal quarter. Any such incentive bonus may be paid in either cash or restricted stock vesting in equal annual amounts over a three-year period as elected by Executive. For purposes of calculating Executive's incentive bonus pursuant to this Subsection 3(b), the Company's "net earnings" shall be the Company's consolidated net earnings, calculated in accordance with accounting principles generally accepted in the United States (US GAAP) and applicable Securities and Exchange Commission regulations, prior to any incentive bonus amounts for Executive and other executives of Company. The amounts payable pursuant to this Subsection 3(b) shall be paid on or before thirty (30) days after the end of the applicable fiscal quarter. For purposes of this Subsection 3(b) the term "Minimum Amount" means an amount equal to eighty percent (80%) of the average of the Company's net earnings for the immediately preceding four fiscal quarters ended prior to the applicable fiscal quarter.

            (1) If upon final presentation of consolidated financial statements of Company, the "net earnings" are adjusted, then, within thirty (30) days after the presentation, Company or Executive, as the case may be, shall pay to the other the amount necessary to cause the net amount of incentive bonus paid to be the proper amount after adjustment; provided that if Executive shall pay Company pursuant to the provisions of this clause (1), then the amount the Executive shall pay will be reduced by the taxes withheld by Company attributable to such amount ("Withheld Portion"), and the Withheld Portion shall be offset against the next subsequent payments of Base Salary and incentive compensation made pursuant to Subsections 3(a) and (b).

      (c) INCENTIVE AND BENEFIT PLANS. Executive will be entitled to participate in those incentive compensation and benefit plans reserved for the Company's executives, in accordance with the terms of such compensation and benefit plans. Additionally, the Executive shall be entitled to participate in any other benefit plans sponsored by Company, including but not limited to, any savings plan, life insurance plan and health insurance plan available generally to employees of Company from time to time, subject to any restrictions specified in, or amendments made to, such plans. Executive shall be entitled to four (4) weeks vacation during the calendar year, and such additional vacation time as the Board shall approve, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies, but this provision is not intended to

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interfere with or limit Executive's discretion to determine the appropriate time to be devoted to his duties hereunder.

      (d) STOCK OPTIONS. During the Term, Executive will be entitled to receive one-half of the average stock options granted during any year to the CEO, CFO and President of Company.

3A. COMPENSATION AS AN DIRECTOR.

      (a) ANNUAL RETAINER. In addition to any other compensation payable pursuant to this Agreement, so long as he is also a Director of Company, Executive shall be entitled to recieve an retainer of $50,000 per year, which shall be payable as described in Subsection 3(a).

      (b) MEETING COMPENSATION. Once Executive is no longer also an Employee, so long as he continues as a Director of Company, he shall be entitled to receive $1,000 per Board meeting attended, and $500 per Board committee meeting attended, regardless of whether attendance is in person or by telephone.

      (c) DIRECTOR STOCK OPTIONS. Once Executive is no longer also an Employee, he shall be entitled to receive double the stock options granted to any other outside Director, on the same terms as other outside Director options granted in substantially the same time period.

4. BUSINESS EXPENSES.

The Company will reimburse Executive for any and all necessary, customary and usual expenses which are incurred by Executive on behalf of Company, provided Executive provides Company with receipts to substantiate the business expense in accordance with Company's policies or otherwise reasonably justifies the expense to the Company.

5. DEATH OR DISABILITY.

      (a) DEATH. This Agreement shall terminate upon Executive's death. Executive's estate shall be entitled to receive the Base Salary due through the date of his death and any incentive compensation payable for quarters ended prior to Executive's death, but no Base Salary or other payment or benefit will be payable after death except as expressly provided elsewhere in this Agreement. Whether any bonuses or incentive compensation will be payable for quarters ending following Executive's death will be determined in accordance with the provisions of any incentive compensation program, practice, or policy in which Executive participates at the time of Executive's death. If there is no written incentive compensation program, policy, or practice in effect at the time of Executive's death, Company, in the exercise of its discretion, may elect to pay to Executive's estate a portion of the incentive compensation to which Executive would have been entitled (had Executive not died) for the year in which this Agreement terminated due to Executive's death.

      (b) DISABILITY. This Agreement shall also terminate in the event of Executive's "Disability". For purposes of this Agreement, "Disability" means the total and complete inability of Executive to perform the essential duties associated with his normal position with Company (after any accommodations required by the Americans with Disabilities Act or applicable state law) due to a physical or mental injury or illness that occurs while Executive is actively employed by Company.

             If this Agreement is terminated due to Executive's Disability, Executive shall receive all of the payments and benefits called for by Subsection 6(c).

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6. TERMINATION BY COMPANY.

      (a) TERMINATION FOR CAUSE. Company may terminate this Agreement at any time during the Initial Term or any Renewal Terms for "Cause" upon written notice to Executive. If Company terminates this Agreement for "Cause," Executive's Base Salary shall immediately cease, and Executive shall not be entitled to severance payments, incentive compensation payments or any other payments or benefits pursuant to this Agreement, except for any vested rights pursuant to any benefit plans in which Executive participates and any accrued compensation, vacation pay and similar items. For purposes of this Agreement, the term "Cause" shall mean the termination of Executive's employment by Company for one or more of the following reasons:

            (1) The criminal conviction for any felony involving theft or embezzlement from Company or any affiliate;

            (2) The criminal conviction for any felony involving moral turpitude that reflects adversely upon the standing of Company in the community; or

            (3) The criminal conviction for any felony involving fraud committed against Company, any affiliate or any individual or entity that provides goods or services to, receives goods or services from or otherwise deals with Company or any affiliate.

            (4) Acts by Executive that constitute repeated and material violations of this Agreement, any written employment policies of Company or any written directives of Company. A violation will not be considered to be "repeated" unless such violation has occurred more than once and after receipt of written notice from Company of such violation.

            Any termination of Executive when there is not Cause is "without Cause." If Company terminates Executive for Cause, and it is later determined that Cause did not exist, Company will pay Executive the amount he would have received under this Agreement if his employment had been terminated by Company without Cause, plus interest at the Prime Rate published by the Wall Street Journal on the date of termination. Such payments and interest shall be calculated as of the effective date of the initial termination. Payment shall be made within fifteen (15) days after such later determination is made.

      (b) TERMINATION WITHOUT CAUSE. Company also may terminate this Agreement at any time during the Initial Term or Renewal Terms without Cause. If Company terminates this Agreement pursuant to this Subsection, Company shall provide Executive with ninety (90) days advance written notice. This Agreement shall continue during such notice period. The termination of this Agreement shall be effective on the ninetieth (90th) day (the "Termination Date") following the day on which the notice is given. Company may, at its discretion, place Executive on a paid administrative leave during all or any part of said notice period. During the administrative leave, Company may bar Executive's access to Company's offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose.

      (c) SEVERANCE COMPENSATION. Should Executive's employment by Company be terminated without Cause, Executive shall receive as a lump sum immediately upon such termination of the total amount of his Base Salary for the remainder of the Initial Term or Renewal Terms, if later, determined as if the employment of the Executive had not been terminated prior to the end of such term and as if the Executive had continued to perform all of his obligations under this Agreement and as an employee, officer, and director of the Company. Executive shall have no duty to mitigate damages in order to receive the Compensation described by this Subsection and the Compensation shall not be reduced or offset by other income, payments or profits received by Executive from

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any source. Additionally upon a termination without cause, all then-unvested stock options and restricted stock held by Executive shall vest.

      (d) INCENTIVE COMPENSATION. Executive shall not be entitled to receive any incentive compensation payments for the fiscal quarter in which his employment is terminated for Cause or any later quarters. If Executive is terminated without Cause, Executive shall receive as a lump sum immediately upon such termination the total amount of incentive compensation payments determined in accordance with the provisions of any incentive compensation program, practice, or policy in which Executive participates on the effective date of the termination, determined as if the employment of the Executive had not been terminated prior to the end of the Initial Term or latest Renewal Term, if later, and as if the financial performance of Company upon which the programs, practice, or policy is determined continues as it had been for the immediately preceding last four (4) fiscal quarters ended prior to either (i) the date of notice of termination or (ii) the date of termination, as Executive shall elect after receiving the report of such performance for the applicable fiscal quarters, and as if the Executive had continued to perform all of his obligation under this Agreement and as an employee, officer, and director of the Company. Executive shall have no duty to mitigate damages in order to receive the Compensation described by this Subsection and the Compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source. If there is no binding incentive compensation program, policy, or practice in effect on the effective date of the termination, Company, in the exercise of its discretion, may elect to pay Executive a portion of the incentive compensation to which he would have been entitled (had his employment not terminated) for the quarter in which his employment is terminated without Cause.

      (e) OTHER PLANS. Except to the extent specified in this Section 6 and as provided in this Subsection (e), termination of this Agreement shall not affect Executive's participation in, distributions from, and vested rights under any employee benefit plan of Company, which will be governed by the terms of those respective plans, in the event of Executive's termination of employment. If Executive is terminated without Cause, then Executive shall be fully vested under any and all restricted stock, stock bonus and stock option plans and agreements in which Executive had an interest, vested or contingent. If applicable law prohibits such vesting, then Company shall pay Executive an amount equal to the value of the benefits and rights that would have, but for such prohibition, been vested. Executive shall have no duty to mitigate damages in order to receive the Compensation described by this Subsection and the Compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

      (f) EXAMPLE. For example, if Company provides notice to Executive of Termination without Cause on January 1, 2003, then the Employment Period ends ninety days thereafter, on April 1, 2003, and Company will pay to Executive in a lump sum payment immediately thereafter the sum of an amount equal to (i) Executive's Base Salary for the next year totaling $250,000 (assuming the Base Salary was at that time $250,000) plus (ii) the incentive compensation for four fiscal quarters computed as stated above, and Executive shall be fully vested in all stock bonus and stock option plans and agreements in which Executive had an interest.

7. TERMINATION BY EXECUTIVE

      (a) GENERAL. Executive may terminate this Agreement at any time, with or without "Good Reason." If Executive terminates this Agreement without Good Reason, Executive shall provide Company with ninety (90) days advance written notice. If Executive terminates this Agreement with Good Reason, Executive shall provide Company with thirty (30) days advance written notice.

      (b) GOOD REASON DEFINED. For purposes of this Agreement, "Good Reason" shall mean and include each of the following (unless Executive has expressly agreed to such event in a signed writing):

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             (1) The demotion of Executive by Company, such as (i) assignment to
      Executive of any duties that are inconsistent with or inferior to his positions, duties, responsibilities, and status with Company as in effect on the date of execution of this Agreement (the "Relevant Date"); (ii) an adverse change in his titles, offices, or authority as in effect on the Relevant Date; or (iii) the involuntary (I) removal of Executive as a member of the Board; except in connection with the termination of this Agreement for Cause, Executive's death or Disability, termination by Executive other than for Good Reason, or the expiration of the Agreement without renewal.

            (2) The recommended travel of Executive by the Board in furtherance of Company business which is materially more extensive than at the Relevant Date.

            (3) The assignment of Executive by the Company to a location more than 50 miles from the present executive offices of the Company.

            (4) Reduction by Company in Executive's Base Salary as set forth in this Agreement or as the same may be increased from time to time.

            (5) Failure by Company to continue in effect any incentive compensation program, policy or practice, or any savings, life insurance, health and accident or disability plan in which Executive is participating on the Relevant Date (or plans which provide Executive with substantially similar benefits) or the taking of any action by Company which would adversely affect Executive's participation in or materially reduce his benefit under any of such plans or deprive him of any material fringe benefit enjoyed by him as of the Relevant Date or any later date. Amendment or modification of said plans, to the extent required pursuant to applicable federal law and the procedures set forth in the respective plan, or amendments of such plans that apply to either all employees generally or all senior executives shall not be considered to be "Good Reason" for purposes of this clause (5).

            (6) Failure of Company to obtain a specific written agreement satisfactory to Executive from any successor to the business, or substantially all the assets, of Company to assume this Agreement or issue a substantially similar agreement.

            (7) The termination of this Agreement by Company without Cause or any attempted termination by Company purportedly for Cause if it is thereafter determined that Cause did not exist under this Agreement with respect to the termination.

            (8) Breach of any material provisions of this Agreement by Company which is not cured within thirty (30) days after receipt by Company of written notice of such breach from Executive.

            (9) Any action taken by Company over the specific, contemporaneous, written objection of the Executive that is likely (i) to cause a material reduction in the value of this Agreement to Executive or (ii) to materially impair Executive's abilities to discharge his duties hereunder. This provision is not intended to affect either the Company's or Executive's right to terminate this Agreement as provided for elsewhere herein.

      (c) EFFECT OF GOOD REASON TERMINATION. If Executive terminates this Agreement for Good Reason (as defined in Subsection 7[b]), Executive shall be entitled to receive all of the payments and benefits provided by Section 6 and otherwise in this Agreement to the same extent as if this Agreement had been terminated by Company without Cause.

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      (d) EFFECT OF TERMINATION WITHOUT GOOD REASON. If Executive terminates this Agreement without Good Reason, Executive shall be entitled to receive his Base Salary through the effective date of his termination. Executive's entitlement to receive any other amount shall be determined in accordance with the provisions of any benefit plans in which Executive participates on the effective date of the termination. Executive shall not be entitled to receive any incentive compensation for the quarter in which his employment is terminated by him without Good Reason or any later quarter.

8. CHANGE IN CONTROL OF COMPANY

      (a) GENERAL. Company considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company and its shareholders. Company recognizes that, as is the case with many publicly held corporations, the continuing possibility of an unsolicited tender offer or other takeover bid for Company may be unsettling to Executive and other senior executives of Company and may result in the departure or distraction of management personnel to the detriment of Company and its shareholders. The Board and the Compensation Committee of the Board (the "Committee") have previously determined that it is in the best interests of Company and its shareholders for Company to minimize these concerns by making this Change in Control provision an integral part of this Employment Agreement, which would provide the Executive with a continuation of benefits in the event the Executive's employment with Company terminates under certain limited circumstances.

             This provision is offered to help assure a continuing dedication by Executive to his duties to Company notwithstanding the occurrence of a tender offer or other takeover bid. In particular, the Board and the Committee believe it important, should Company receive proposals from third parties with respect to its future, to enable Executive, without being influenced by the uncertainties of his own situation, to assess and advise the Board whether such proposals would be in the best interests of Company and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board and the Committee also wish to demonstrate to Executive that company is concerned with his welfare and intends to see he is treated fairly.

      (b) CONTINUED ELIGIBILITY TO RECEIVE BENEFITS. In view of the foregoing and in further consideration of Executive's continued employment with Company, if a Change in Control occurs, Executive shall be entitled to a lump-sum severance benefit provided in Subsection 8(c) if, prior to the expiration of twenty-four (24) months after the Change in Control, Executive notifies Company of his intent to terminate his employment with Company for Good Reason or Company terminates Executive's employment without Cause or if, prior to the expiration of one hundred twenty (120) days after the Change in Control, Executive terminates his employment with Company. If Executive triggers the application of this Section by terminating employment for Good Reason, he must do so within one hundred twenty (120) days following his receipt of notice of the occurrence of the last event that constitutes Good Reason. The full severance benefits provided by this Section shall be payable regardless of the period remaining until the expiration of the Agreement without renewal.

      (c) RECEIPT OF BENEFITS. If Executive is entitled to receive a severance benefit pursuant to Section 8(b) hereof, Company will provide Executive with the following benefits:

            (1) A lump sum severance payment within ten (10) days following Executive's last day of work equal to the sum of (i) three times the greater of Executive's annualized Base Salary in effect on the date of termination of employment or Executive's highest annualized Base Salary in effect on any date during the term of this Agreement and (ii) three times the amount of all incentive compensation paid or accrued to Executive for the Company's most recent last four fiscal quarters then ended.

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            (2) Executive shall be vested in any and all restricted stock, stock bonus and stock option plans and agreements of Company in which Executive had an interest, vested or contingent. If applicable law prohibits such vesting, then Company shall pay Executive an amount equal to the value of benefits and rights that would have, but for such prohibition, have been vested in Executive.

            (3) Executive will continue to receive life, disability, accident and group health and dental insurance benefits substantially similar to those which he was receiving immediately prior to his termination of employment until the earlier of (i) the end of the period of 24 months following his termination of employment or (ii) the day on which he becomes eligible to receive any substantially similar continuing health care benefits under any plan or program of any other employer. The benefits provided pursuant to this Section shall be provided on substantially the same terms and conditions as they were provided prior to the Change in Control, except that the full cost of such benefits shall be paid by Company. Executive's right to receive continued coverage under Company's group health plans pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as it may be amended or replaced from time to time, shall commence following the expiration of his right to receive continued benefits under this Agreement. Executive's right to receive all forms of benefits under this Section is reduced to the extent he is eligible to receive any health care benefit from any other employer without his request to pay any premium with respect thereto.

            Executive shall have no duty to mitigate damages or loss in order to receive the benefits provided by this Section or in this Agreement. If Executive is entitled to receive the payments called for by this Subsection 8(c), Executive's right to receive the compensation provided by Subsection 6(c) or 7(c) shall to the extent of such payments be reduced.

      (d) CHANGE IN CONTROL DEFINED. For purposes of this Agreement, a "Change in Control" means any one or more of the following events:

            (1) When the individuals who, at the beginning of any period of two years or less, constituted the Board cease, for any reason, to constitute at least a majority thereof unless the election or nomination for election of each new director was approved by the vote of at least two thirds of the directors then still in office who were directors at the beginning of such period;

            (2) A change of control of the Company through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (1934 Act")), excluding affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act) directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

            (3) Any merger, consolidation or liquidation of the Company in which the Company is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger;

            (4) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

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            (5) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) in which the company is a member at the Relevant Date.

      (e) GOOD REASON DEFINED. For purposes of this Section, "Good Reason" shall have the meaning assigned to it in Subsection 7(b).

      (f) NOTICE OF TERMINATION BY EXECUTIVE. Any termination by Executive under this Section 8 shall be communicated by written notice to Company which shall set forth generally the facts and circumstances claimed to provide a basis for such termination.

      (g) GROSS-UP ALLOWANCE

            (1) GENERAL RULES. The Code places significant tax consequences on Executive and Company if the total payments made to Executive due, or deemed due, to a Change in Control exceed prescribed limits. For example, if Executive's "Base Period Income" (as defined below) is $100,000 and Executive's "Total Payments" exceed 299% of such Base Period Income (the "Cap"), Executive will be subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to him in excess of $100,000. In other words, if Executive's Cap is $299,999, he will not be subject to an excise tax if he receives exactly $299,999. If Executive receives $300,000, he will be subject to an excise tax of $40,000 (20% of $200,000). In the event such a consequence occurs, for any reason, due to this Agreement or otherwise, Company shall pay to Executive a "gross-up allowance" equal in amount to the sum of (i) the excise tax liability of Executive on the Total Payments, and (ii) all the total excise, income, and payroll tax liability of Executive on the "gross-up allowance," further increased by all additional excise, and income, and payroll tax liability thereon, which increase shall be part of the "gross-up allowance" for purpose of computing the gross-up allowance. Company shall indemnify and hold Executive harmless from such additional tax liability for the income and payroll tax arising from the "gross-up allowance" and all excise tax arising with respect to compensation and other payments made to Executive under this Agreement and excise, income, and payroll tax on the "gross-up allowance, 11 and all penalties and interest thereon. The purpose and effect of the gross-up allowance is to cause Executive to have the same net compensation after income, excise, and payroll taxes that Executive would have if there was no tax under Code Section 4999.

            (2) SPECIAL DEFINITIONS. For purposes of this Section, the following specialized terms will have the following meanings:

            (i) "BASE PERIOD INCOME". "Base Period Income" is an amount equal to Executive's "annualized includable compensation" for the "base period" as defined in Sections 28OG(d)(1) and(2)of the Code and the regulations adopted thereunder. Generally, Executive's "annualized includable compensation" is the average of his annual taxable income from the Company for the "base period," which is the five calendar years prior to the year in which the Change of Control occurs.

            (ii) "CAP" OR 280G CAP". "Cap" or "28OG Cap" shall mean an amount equal to 2.99 times Executive's "Base Period Income." This is the maximum amount which he may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under
                  Section 28OG of the Code.

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             (iii) "TOTAL PAYMENTS". The "Total Payments" include any "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive's benefit, the receipt of which is contingent or deemed contingent on a Change of Control and to which Section 28OG of the Code applies.

      (h) EFFECT OF REPEAL. In the event that the provisions of Sections 28OG and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

      (i) EMPLOYMENT BY SUCCESSOR. For purposes of this Agreement employment by a successor of Company or a successor of any subsidiary of Company that has assumed this Agreement shall be considered to be employment by Company or one of its subsidiaries. As a result, if Executive is employed by such a successor following a Change in Control, he will not be entitled to receive the benefits provided by Section 8 unless his employment with the successor is subsequently terminated without Cause or he terminates his employment for Good Reason.

9. CONFIDENTIALITY.

Executive covenants and agrees to hold in strictest confidence, and not disclose to any person, firm or company, without the express written consent of Company, any and all of Company's confidential data, including but not limited to information and documents concerning Company's business, customers, and suppliers, market methods, files, trade secrets, or other "know-how" or techniques or information not of a published nature or generally known (for the duration they are not published or generally known) which shall come into his possession, knowledge, or custody concerning the business of Company, except as such disclosure may be required by law or in connection with Executive's employment hereunder or except as such matters may have been known to Executive at the time of his employment by Company. This covenant and agreement of Executive shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise so long as such information and data shall be treated as confidential by Company.

10. RESTRICTIVE COVENANTS.

      (a) COVENANT-NOT-TO-COMPETE. In consideration of Company's agreements contained herein and the payments to be made by it to Executive pursuant hereto and except for termination of Executive's employment by Company without Cause or termination of employment by Executive for Good Reason, Executive agrees that, for two years following his termination of employment and so long as company is continuously not in default of its obligations to Executive hereunder or under any other agreement, covenant, or obligation, he will not, without prior written consent of Company, consult with or act as an advisor to another company about activity which is a "Competing Business" of such company in the United States. For purposes of this Agreement, Executive shall be deemed to be engaged in a "Competing Business" if, in any capacity, including but not limited to proprietor, partner, officer, director or employee, he engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which Company is engaged on the date of, or any business contemplated by the Company's business plan in effect on the date of notice of, Executive's termination of employment. Nothing in this Subsection is intended to limit Executive's ability to own equity in a public company constituting less than five percent (5%) of the outstanding equity of such company, when Executive is not actively engaged in the management thereof. Company shall furnish Executive with a good-faith written description of the business or businesses in which Company is then actively engaged within 30 days after Executive's termination of employment, and only those activities so timely described which are in fact actively engaged by Company may be treated as activities of which one may be engaged that is competitive with Company.

      (b) NON-SOLICITATION. Executive recognizes that Company's customers are valuable and proprietary resources of Company. Accordingly, Executive agrees that for a period of one year following his termination of employment, and only so long as company is continuously not in default of its obligations to Executive hereunder or under any other agreement, covenant, or obligation, he will not directly or indirectly, through his own efforts or through the efforts of another person or entity, solicit business from any individual or entity which obtained services from Company at any time during Executive's employment with Company; he will not solicit business from any individual or entity which may have been solicited by Executive on behalf of Company and he will not solicit employees of Company who would have the skills and knowledge necessary to enable or assist efforts by Executive to engage in a Competing Business.

      (c) REMEDIES: REASONABLENESS. Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 10 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.

             Executive expressly acknowledges and agrees that (i) the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon him; (ii) the general public will not be harmed as a result of enforcement of these Restrictive Covenants; and (iii) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

      (d) CHANGE OF CONTROL. The provisions of this Section 10 shall lapse and be of no further force or effect if Executive's employment is terminated by Company "without Cause" or by Executive for "Good Reason."

11. DISPUTE RESOLUTION.

      (a) MEDIATION. Any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Subsection 11(d). Notwithstanding the foregoing, both Executive and Company may seek preliminary injunctive or other judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 11. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address specified in Section 13. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator.

      (b) ARBITRATION. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before an independent arbitrator selected pursuant to Subsection 11(d). The mediator shall not serve as the arbitrator. EXCEPT AS PROVIDED IN SUBSECTION 11 (a), ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED

PURSUANT TO THIS SECTION 11 AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.

            The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of selection or appointment of the arbitrator. If Company has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy, to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. SectionSection 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules f or the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect on the date of the first notice of demand for arbitration. Notwithstanding any provisions in such rules to the contrary, the arbitrator shall issue findings of fact and conclusions of law, and an award, within f if teen (15) days of the date of the hearing unless the parties otherwise agree.

      (c) DAMAGES. In case of breach of contract or policy, damages shall be limited to contract damages. In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S. C. SS 1-16, except that court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

      (d) SELECTION OF MEDIATOR OR ARBITRATOR. The parties shall select the mediator and arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or an arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Company from the AAA. Executive shall have the first strike.

      (e) EXPENSES. The costs and expenses of any arbitration shall be borne by Company. Should Executive or Company, at any time, initiate mediation or arbitration for breach of this Agreement, Company shall reimburse Executive for all amounts spent by Executive to pursue such mediation or arbitration (including reasonable attorneys fees and costs), regardless of the outcome, unless the mediator or arbitrator finds Executive's action to have been frivolous and without merit.

12. BENEFIT AND BINDING EFFECT

This Agreement shall inure to the benefit of and be binding upon company, its successors and assigns, including but not limited to any Company, person, or other entity which may acquire all or substantially all of the assets and business of Company or any Company with or into which Company may be consolidated or merged, and Executive, his heirs, executors, administrators, and legal representatives, provided that the obligations of Executive may not be delegated.

13. NOTICES

All notices hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested:

            If to Company, to:      Insight Enterprises, Inc.
                                    1305 West Auto Drive
                                    Tempe, Arizona 85284

            If to Executive, to:    Eric J. Crown
                                    1820 West Drake, No. 108
                                    Tempe, AZ 85281

Either party may change the address to which notices are to be sent to it by giving ten (10) days written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.

14. ENTIRE AGREEMENT

The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and Company with respect to the relationship of Executive with Company, except with respect to other continuing or future bonus, incentive, stock option, health, benefit and similar plans or agreements.

15. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

16. CAPTIONS

The captions included herein are for convenience and shall not constitute a part of this Agreement.

17. DEFINITIONS

Throughout this Agreement, certain defined terms will be identified by the capitalization of the first letter of the defined word or the first letter of each substantive word in a defined phrase. Whenever used, these terms will be given the indicated meaning.

18. SEVERABILITY

If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read as narrowly as possible to give the maximum effect to the mutual intentions of Executive and Company.

19. TERMINATION OF EMPLOYMENT

The termination of this Agreement by either party also shall result in the termination of Executive's employment relationship with Company in the absence of an express written agreement providing to the contrary. Neither party intends that any oral employment relationship continue after the termination of this Agreement.

20. TIME IS OF THE ESSENCE

Company and Executive agree that time is of the essence with respect to the duties and performance of the covenants and promises of this Agreement.

21. NO CONSTRUCTION AGAINST EITHER PARTY

This Agreement is the result of negotiation between Company and Executive and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, this Agreement shall not be construed for or against Company or Executive, regardless of which party drafted the provision at issue.

                                          INSIGHT ENTERPRISES, INC.,
                                          a Delaware corporation


                                          By: /s/ Stanley Laybourne
                                             -------------------------

                                          Its: Chief Financial Officer,
                                               Secretary and Treasurer


                                          /s/ Eric J. Crown
                                          -----------------------------
                                          ERIC J. CROWN